As filed with the Securities and Exchange Commission on November 15, 2021.

Registration No. 333-142956

Registration No. 333-201725

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8, Registration Statement No. 333-142956
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-201725

UNDER

THE SECURITIES ACT OF 1933

JMP Group LLC

(Exact Name of Registrant as Specified in Its Governing Document)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

47-1632931

(I.R.S. Employer Identification No.)

600 Montgomery Street, Suite 1100 San Francisco, California 94111 (415) 835-8900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

JMP Group LLC Amended and Restated Equity Incentive Plan

(Full title of the plan)

Walter Conroy
Chief Legal Officer
600 Montgomery Street, Suite 1100
San Francisco, California 94111
(415) 835-8971

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to: Andrew D. Thorpe, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 44 Montgomery Street, 36th Floor San Francisco, CA 94104 Telephone: (415) 432-6089

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment related to the following Registration Statements on Form S-8 filed by Registrant (the “Registration Statements”), is being filed to withdraw and remove from registration the Registrant’s common shares representing limited liability company interests in the Registrant, $0.001 par value per share (“Common Share”), that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

1.

Registration Statement on Form S-8 (File No. 333-142956), originally filed with the Securities Exchange Commission (the “SEC”) on January 27, 2015 by JMP Group Inc., a Delaware corporation (the “Predecessor Registrant”), covering up to an aggregate of 6,960,000 shares of the Predecessor Registrant’s common stock, par value $0.001 per share, which were originally issuable under the JMP Group Inc. Amended and Restated Equity Incentive Plan and assumed by the Registrant under the JMP Group LLC Amended and Restated Equity Incentive Plan; and

2.

Registration Statement on Form S-8 (File No. 333-201725), originally filed with the SEC on January 27, 2015 by JMP Group LLC, a Delaware limited liability company, registering 3,000,000 Common Shares under the JMP Group LLC Amended and Restated Equity Incentive Plan.

On November 15, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of September 8, 2021, by and among Registrant, Citizens Financial Group, Inc., a Delaware corporation (“Citizens”), and Jolt Acquisition LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Citizens (“Merger Subsidiary”), Merger Subsidiary merged with and into Registrant (the “Merger”), with Registrant continuing as the surviving company in the Merger and a direct, wholly owned subsidiary of Citizens.

As a result of the Merger, Registrant has terminated any and all offerings of Registrant’s securities pursuant to any existing registration statement under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, Registrant hereby removes from registration all such securities of Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 15th day of November, 2021.

JMP GROUP LLC

By:	/s/ Walter Conroy
Walter Conroy
Chief Legal Counsel & Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in release on Rule 478 of the Securities Act of 1933, as amended.